Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-77302, 33-83606, 33-77304, 33-93324, 333-06847 and
333-06845) pertaining to the Inso Corporation, 1993 Stock Purchase Plan, 1993 Stock Incentive Plan, 401(k) Plan, 1996 Non-employee Director Plan and 1996 Stock Incentive Plan of our report dated January 31, 1997, except for
Note 11, as to which the date is February 6, 1997, with respect to the consolidated finacial statements and schedule of Inso Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                /s/  ERNST & YOUNG LLP
                               -----------------------
                               ERNST & YOUNG LLP

Boston, Massachusetts
March 20, 1997